Exhibit x.x
Exhibit 10.27

FORM OF
PROMISSORY NOTE

$________	As of _______, 2008
New York, New York

Green China Resources, Inc., a British Virgin Islands company (“Maker”), promises to pay to the order of ___________ (“Payee”) with an address at ____________, the principal sum of ____________ ($________) in lawful money of the United States of America on the terms and conditions described below.

1. Payment. This Promissory Note (this “Note”) shall initially be payable only from the cash proceeds actually received by the Maker from the cash exercise of those certain warrants to purchase capital stock of Maker (the “Warrants”) originally issued by Shine Media Acquisition Corp. (“Shine”) and assumed by Maker in connection with the redomestication merger of Shine with and into Maker. For the purposes of clarity, any cashless exercise of any of the Warrants, including as herein provided, will not occasion the obligation to repay any portion of the outstanding principal of the Note.

(a) Exercise of Warrants. Upon the cash exercise of the Warrants in excess of the first $30,000,000 received in respect of the cash exercise price, Maker shall deposit the proceeds thereof, up to a maximum of $25,000,000, in an account (the “Cash Consideration Account”) maintained with its United States transfer or warrant agent. The proceeds shall be disbursed from the Cash Consideration Account (each a “disbursement”) to each holder (including Payee) of those certain promissory notes issued by Maker in connection with the exchange by Maker of its shares of common stock for all the outstanding common shares and Class A Preferred Shares and Class C Preferred Shares of China Greenscape Co., Ltd., a British Virgin Islands company, of which this Note is one (the “Consideration Notes”), pro-rated among the holders of all the Consideration Notes based upon the principal amount of the Consideration Notes then outstanding, within three business days after any of the following conditions is met:

(i) if the aggregate balance of the Cash Consideration Account equals or exceeds $3,000,000;

(ii) if the aggregate balance of the Cash Consideration Account is greater than $1,000,000, but less than $3,000,000, and there has either not yet been a disbursement from the Cash Consideration Account or the last disbursement occurred 60 days prior; or

(iii) if more than 60 days have elapsed since either the establishment of the Cash Consideration Account without a disbursement having occurred or since the last disbursement from the Cash Consideration Account, and the balance in the Cash Consideration Account equals or exceeds $1,000,000.

(b) Call of Warrants. In the event that the Warrants are exercised as a result of Maker’s call of the Warrants, Maker shall hold the cash proceeds of the exercised Warrants in escrow until such amount equals the aggregate outstanding principal then remaining due under all of the Consideration Notes (including this Note) subject to the provisions of Section 1(a) above, and Maker shall pay in full the remaining principal (as set forth on Schedule A annexed hereto) then due under the Consideration Notes (including this Note) to the Payee(s), pro rata based on the outstanding principal, within three business days thereafter in accordance with the terms of this Note.

2. Cashless Exercise. The principal amount due on this Note may be allocated to the payment of the exercise price of any Warrants being exercised either by the Payee or an assignee of the Payee. In order to use the principal amount due on this Note for such payment, the Payee shall surrender the Note to the Maker, with a letter of instruction indicating the portion of the principal then due and owing which is to be deducted from the principal and allocated to the exercise of sufficiently identified Warrants presented to the warrant agent. The Maker will reissue to the Payee a new Note for the balance due thereon after deduction of the amount indicated by Payee, or alternatively, the Maker may return the original Note with a countersigned Schedule A hereto indicating the amount of principal repaid and the then current outstanding amount due on the Note after deduction. The Maker will give appropriate notice to the warrant agent that a portion of the principal has been allocated to the exercise of the Warrants being exercised. The Payee will undertake all necessary actions with respect to the presentation of the Warrants to the warrant agent and any instructions required by the warrant agent and its agent, if any, tendering of the Warrants, at its sole effort and expense. The cashless exercise provisions of this section shall apply only to the exercise of not less than 1,000 Warrants at any one time.

3. Expiration of the Warrants. Notwithstanding anything in this Note to the contrary and subject to the provisions of Section 1(a) hereof, if upon the expiration of the Warrants, an insufficient number of Warrants have been exercised in cash in order to re-pay the aggregate outstanding balance then due under the Consideration Notes (including this Note) in full, then any outstanding principal balance remaining unpaid (the “Deficiency”) shall be paid, at the sole option of Maker, in either cash or in ordinary shares of Maker (the “Shares”) at the rate of one share per each $5.29 or part thereof of the Deficiency due to each holder (including the Payee) under the Consideration Notes, within 30 days after the expiration of the Warrants. Any Shares to be issued in respect of the Deficiency will be subject to the terms of a separate registration rights agreement of even date herewith.

4. Interest. No interest shall accrue on the unpaid principal balance of this Note.

5. Events of Default. The following shall constitute Events of Default:

(a) Failure to Make Required Payments. Failure by Maker to make principal payments under this Note within five (5) business days following the date when due.

(b) Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary bankruptcy action or case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of maker in an involuntary case under any applicable foreign, federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

6. Remedies.

(a) Upon the occurrence of an Event of Default specified in Section 4(a), Payee may, by written notice to Maker, declare this Note to be due and payable, whereupon the principal amount of this Note shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding.

(b) Upon the occurrence of an Event of Default specified in Sections 4(b) and 4(c), the unpaid principal balance of, and all other sums payable with regard to, this Note shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

7. Waivers. Maker and, if any, all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

8. Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agree that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to them or affecting their liability hereunder.

9. Notices. Any notice called for hereunder shall be deemed properly given if (i) sent by certified mail, return receipt requested, (ii) personally delivered, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery, or (iv) sent by facsimile, to the following addresses or to such other address as either party may designate by notice in accordance with this Section:

If to Maker:

Green China Resources, Inc.
29 Level, Central Plaza
381 Huai Hai Zhong Road,
Shanghai 200020, China
Attn: Mr. David Y. Chen

If to Payee:

To the address on the first page of this note

Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date shown on a telefacsimile transmission confirmation, (iii) the date reflected on a signed delivery receipt, or (iv) two (2) business days following tender of delivery or dispatch by express mail or delivery service.

10. Construction. This Note shall be construed and enforced in accordance with the domestic, internal law, but not the law of conflict of laws, of the State of New York.

11. Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed as of the day and year first above written.

GREEN CHINA RESOURCES, INC.

By:
Name:
Title: President

Schedule A

Date		Amount of Principal Payment		Outstanding Principal Balance
	$		$
	$		$
	$		$
	$		$